EXHIBIT 21.1

JOHN BEAN TECHNOLOGIES CORPORATION SUBSIDIARY LIST

Effective as of the Date of the Spin-Off

Name	Jurisdiction of Organization
John Bean Technologies Corporation	Delaware
John Bean Technologies LLC	Delaware
Jetway Systems Asia, Inc.	Delaware
John Bean Technologies Holding AB	Delaware/Sweden
John Bean Technologies International AB	Sweden
John Bean Technologies AB	Sweden
John Bean Technologies GmbH	Germany
John Bean Technologies Sp z.o.o.	Poland
John Bean Technologies SA	France
John Bean Technologies BV	Netherlands
John Bean Technologies Spain Holding BV	Netherlands
John Bean Technologies South Africa Holding BV	Netherlands
John Bean Technologies SL	Spain
John Bean Technologies AeroTech SL	Spain
John Bean Technologies FoodTech SL	Spain
John Bean Technologies IbericaSL	Spain
John Bean Technologies (Pty) Ltd.	South Africa
John Bean Technologies LLC	Russia
John Bean Technologies Ltd.	United Kingdom
John Bean Technologies NV	Belgium
John Bean Technologies SpA	Italy
John Bean Technologies Argentina s.r.l.	Argentina
John Bean Technologies Brasil Ltda.	Brazil
John Bean Technologies Canada Company	Canada
John Bean Technologies de Mexico S. de R.L. de C.V.	Mexico
John Bean Technologies EMD, S.A. DE C.V.	Mexico
John Bean Technologies Hong Kong Ltd.	Hong Kong
JBT Ningbo Holdings Limited	Hong Kong
JBT Shanghai Holdings Limited	Hong Kong
John Bean Technologies (Ningbo) Co. Ltd.	China
John Bean Technologies (Shanghai) Co. Ltd.	China
John Bean Technologies Australia Ltd.	Australia
John Bean Technologies K.K.	Japan
John Bean Technologies NZ Ltd.	New Zealand
John Bean Technologies Thailand Ltd.	Thailand
John Bean Technologies Singapore Pte. Ltd.	Singapore